Exhibit 99.3

Bondholder Letter Agreement, dated August 16, 2004

August 16, 2004

Houlihan Lokey Howard & Zukin Capital
685 Third Avenue, 15th Floor
New York, NY 10017

Attn:  David Hilty

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:  Michael F. Walsh, Esq.

Gentlemen:

Reference is hereby made to (i) the Restructuring Support Agreement (the “Restructuring Support Agreement”), dated as of August 9, 2004, among Trump Hotels & Casino Resorts, Inc. (the “Company”) and certain of its affiliates, Donald J. Trump and certain holders of notes issued by Trump Atlantic City Associates and certain of its affiliates, (ii) the Second Exclusivity Agreement (the “Second Exclusivity Agreement”), dated as of August 9, 2004, between the Company and DLJ Merchant Banking Partners III, L.P. (“DLJMB”), (iii) the side letter agreement (the “Side Letter”), dated as of August 16, 2004, between the Company and DLJMB, and (iv) the Escrow Agreement (the “Escrow Agreement”), dated as of August 16, 2004, among DLJMB, the Company and U.S. Bank, National Association, as escrow agent.

Pursuant to the Side Letter, the Company has agreed to reimburse DLJMB for certain transaction expenses (the “Transaction Expenses”) incurred by DLJMB in connection with a potential equity investment by DLJMB in the Company involving a restructuring of the debt securities of the Company’s subsidiaries and a recapitalization of the Company (such equity investment, restructuring and recapitalization as described in the Term Sheet attached to the Second Exclusivity Agreement, the “Transaction”).  Such Transaction Expenses will initially be deposited into an escrow account to be governed by the Escrow Agreement, and will be released under certain circumstances set forth in the Side Letter and Escrow Agreement, including if DLJMB notifies the Company that DLJMB has terminated discussions with the Company in connection with the Transaction (the “DLJ Termination Notification”).

As you know, under Section 1 of the Second Exclusivity Agreement, if DLJMB notifies the Company that DLJMB is terminating discussions regarding the potential Transaction, then the Company shall have the right to immediately terminate the Exclusivity Period under the Second Exclusivity Agreement, as well as terminate the Second Exclusivity Agreement itself.  The Company hereby agrees and confirms that, (i) the Company shall immediately notify you that the DLJ Termination Notification has occurred, (ii) the Company immediately shall terminate such Exclusivity Period under the Second Exclusivity Agreement if the DLJ Termination Notification has occurred and (iii) the DLJ Termination Notification shall constitute a termination of the “DLJMB Obligations” under Section 5(q) of the Restructuring Support Agreement.

The TAC Noteholders under the Restructuring Support Agreement are entitled to rely on the agreements and confirmation in this letter.

Very truly yours,

Trump Hotels & Casino Resorts, Inc.

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